Exhibit (j)






                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------



We hereby consent to the incorporation by reference in this Post-Effective Amendment No.104 to the registration statement on Form N-1A ("Registration Statement") of our report dated November 15, 2002 to the financial statements and financial highlights which appear in the September 30, 2002 Annual Report to Shareholders of Small Cap Fund (a series of Scudder Advisor Funds, formerly BT Investment Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Counsel and Independent Accountants" and "Financial Statements" in such Registration Statement.




/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 1, 2003